UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2010

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On February 24, 2010, the Board of Directors of Vonage Holdings Corp. (the “Company”) appointed Barry Rowan as the Company’s Executive Vice President and Chief Financial Officer, Chief Administrative Officer and Treasurer, effective March 8, 2010.

Mr. Rowan, age 53, served in various positions with Nextel Partners, Inc. from August 2003 to June 2006, most recently as Executive Vice President and Chief Financial Officer. On February 25, 2010, the Company issued a press release announcing the appointment, a copy of which is attached hereto as Exhibit 99.1.

Mr. Rowan and the Company entered into an employment agreement that provides, in general, for Mr. Rowan’s employment for an initial annual base salary of $450,000. Mr. Rowan will be eligible for an annual cash bonus in accordance with the Company’s annual bonus program, with a target bonus of 100% of his base salary. Mr. Rowan will also participate in the Company’s employee benefit plans on the same basis as available to other senior executives or in certain circumstances on the same basis as available to the Company’s Chief Executive Officer. Mr. Rowan will be entitled to certain relocation benefits and, to the extent such relocation benefits are taxable to Mr. Rowan and Mr. Rowan does not receive a deduction for federal income tax purposes for the related costs, the Company shall make an additional payment to him so that the economic benefit to him will be the same as if the benefits were not taxable to him. Mr. Rowan’s employment is for an indefinite term and may be ended by him or by the Company upon 30 days’ notice. In the event Mr. Rowan’s employment is terminated without cause or he resigns with good reason, he is entitled to severance benefits equal to one year’s base salary plus his target bonus amount for the year in which his employment terminates, payable over a 12 month period, and a pro rata share (based on the portion of the year elapsed) of his bonus for the year in which his employment terminates, payable when, as and if under the Company’s bonus program such bonus would otherwise be paid.

In connection with entering into the employment agreement, Mr. Rowan shall be paid a sign-on bonus of $175,000, one-half to be received within one week after the commencement of his employment and one-half no later than August 15, 2010, subject to his continued employment on such date. The sign-on bonus is subject to repayment if Mr. Rowan’s employment by the Company is terminated by the Company for cause or he terminates his employment other than for good reason prior to March 8, 2011. Mr. Rowan also is entitled to receive on April 1, 2010 a one-time, sign-on, non-qualified stock option grant entitling him to purchase three million shares of the Company’s common stock at the closing price on the grant date, on the terms and conditions of the Company’s 2006 Incentive Plan and a stock option agreement to be entered into in connection with his employment agreement. The stock options will vest in four equal installments on the first through fourth anniversaries of the grant date, subject to Mr. Rowan’s continued employment on such dates, provided that all the options shall fully vest upon a change of control of the Company within the meaning of the 2006 Incentive Plan. In addition, if Mr. Rowan’s employment is terminated by the Company without cause or by Mr. Rowan for good reason, then all or a portion of such options then unvested shall vest; the options that shall then vest will be equal to the sum of the number of options that would vest on the next scheduled vesting date plus a pro rata portion (based on the portion of the year elapsed since the last vesting date) of the number of options that would vest on the next following vesting date, if any. In certain limited circumstances, if Mr. Rowan’s employment is considered to terminate in connection with a change of control of the Company and benefits payable to Mr. Rowan become subject to excise taxes, he is entitled to additional cash payments from the Company sufficient to satisfy all the excise and any related income taxes to which he becomes subject.

Item 9.01.	Financial Statements and Exhibits

99.1	Press Release of Vonage Holdings Corp. dated February 25, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: March 2, 2010	By:	/S/ MARC P. LEFAR
Marc P. Lefar
Chief Executive Officer

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